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                                    Exhibit 3
                                    ---------

                              STANDSTILL AGREEMENT

     THIS STANDSTILL AGREEMENT (the "Agreement") is made as of August 24, 2001, by and among Triangle Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with its principal offices at 4 University Place, 4611 University Drive, Durham, North Carolina 27707 and Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (the "Purchaser"), with its principal offices at 466 Lexington Avenue, New York, New York 10017, and shall be effective subject to and commencing as of the Closing Date (as such term is defined in the Stock Purchase Agreement (as hereinafter defined)) (the "Effective Date").

                                    RECITALS

     WHEREAS, the Company and Purchaser are parties to a certain Common Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") pursuant to which the Company has agreed to issue and sell, and Purchaser has agreed to purchase, up to 28,301,887 shares of Common Stock of the Company; and

     WHEREAS, in order to induce the Company to enter into the Stock Purchase Agreement and to induce Purchaser to purchase shares of the Company's Common Stock pursuant to the Stock Purchase Agreement, the Company and Purchaser are entering into this Agreement to provide each other with certain assurances and document certain other matters as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

                                    SECTION 1

                                   STANDSTILL

     1.1. Standstill. Commencing as of the Effective Date and for so long as the Purchaser beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) at least 5% of the then outstanding Common Stock of the Company:

     (a) Purchaser (including all Affiliates) shall not acquire or agree to acquire, publicly offer, or make any public proposal with respect to the possible acquisition of "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of any voting securities of the Company, any securities convertible into or exchangeable for voting securities of the Company, or any other right to acquire voting securities of the Company, except by way of stock dividends or other distributions or offerings made available to holders of securities of the Company generally, from the Company or any other person or entity, if after giving effect to such acquisition of additional shares, the total beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
Act) of Purchaser (together with all of its Affiliates) shall be greater than the Permitted Percentage (as such term is defined in the Rights Agreement dated as of February 1, 1999 between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended) (the "Beneficial Ownership Limitation") without the prior written consent of the Company, which consent may be withheld in its sole discretion; provided, however, that it shall not be a violation of the prohibition contained in this Section 1.1(a) if Purchaser or any of its Affiliates shall exceed the Beneficial Ownership Limitation solely as a



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result of an acquisition or retirement of shares of securities of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of securities beneficially owned by Purchaser or any of its Affiliates, provided that Purchaser and its Affiliates do not thereafter acquire beneficial ownership of additional shares of securities of the Company while still exceeding the Beneficial Ownership Limitation; and

     (b) neither Purchaser nor any Affiliate shall (i) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Exchange Act) or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of the Company, initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other individual, firm, corporation, partnership or other entity to initiate any stockholder proposal;
(ii) deposit any securities of the Company having the right to vote generally in any election of directors of the Company ("Voting Stock") into a voting trust or subject any shares of Voting Stock to any arrangement or agreement with respect to the voting of such securities, where the activities of such voting trust, arrangement or agreement would constitute a violation of the terms of this Agreement; (iii) participate in a "13D Group" (as defined below) with respect to any securities of the Company, where the activities of such 13D Group would constitute a violation of the terms of this Agreement; (iv) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any business combination, merger, acquisition, restructuring, recapitalization, tender or exchange offer or other similar transaction involving the Company, or its securities or a material portion of its assets; (v) arrange, or in any way participate, directly or indirectly, in any financing of a third party for the purchase by such party of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities, or assets of the Company, except for such securities or assets as are then being offered for sale by the Company or any of its Affiliates; (vi) make any request or proposal to amend, waive or terminate any provision of this paragraph; or (vii) initiate any discussions, negotiations, arrangements or understandings with any third party with respect to the Company in connection with any matters referred to in clauses (i) through (vi) above; provided, however, that nothing in this Section 1.1(b), shall prohibit the Purchaser from: (x) exercising its rights to designate members to the Company's Board of Directors in accordance with Section 8.1 of the Stock Purchase Agreement; or (y) voting its shares of Common Stock of the Company in favor of, or seeking to advise, encourage or influence any person or entity solely with respect to the voting of any shares of capital stock of the Company in favor of, the election of the members designated in accordance with Section 8.1 of the Stock Purchase Agreement or the matters recommended by the Board of Directors of the Company in the proxy statement referenced in Section 8.3 of the Stock Purchase Agreement. Each party agrees to promptly advise the other party of any inquiry or proposal made by or to it with respect to any of the foregoing.

     1.2. Definitions.

     (a) "Affiliate" as used herein shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act, as in effect on the date of this Agreement.

     (b) "Person" as used herein shall mean any individual, corporation, partnership, firm, association, unincorporated organization, joint venture, trust or other entity, and shall include any successor (by merger or otherwise) of such entity, or any of the foregoing acting together as a group, but shall specifically exclude Purchaser (or any Affiliate of Purchaser or any 13D Group of which Purchaser is a member).


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     (b) "13D Group" as used herein shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock, which would be required under Section 13(d) of the Exchange Act, and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof), to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

     1.3. Equitable Relief. Each party agrees that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party hereto or by its representatives, and that any such breach would cause the non-breaching party irreparable harm. Each party hereto also agrees that, in addition to all other remedies available to such party, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement. In addition, each party hereto further agrees to waive, and to use its best efforts to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with any breach or threatened breach of this Agreement.

     1.4. Fiduciary Duty of Directors. Notwithstanding anything to the contrary in this Section 1, (i) the provisions of this Section 1 shall not limit or restrict any designees of the Purchaser who are members of the Company's Board of Directors pursuant to Section 8.1 of the Stock Purchase Agreement from taking any actions (consistent with their fiduciary duty to the Company and its stockholders) in their capacities as such members of the Company's Board of Directors, and (ii) this Section 1 shall not affect the Company's obligations under Section 8.1 of the Stock Purchase Agreement (relating to Board of Director nominations).

                                   SECTION 2

                                 MISCELLANEOUS

     2.1. Waivers and Amendments. The terms of this Agreement may be waived or amended only with the written consent of the Company and Purchaser.

     2.2. Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware without any regard to conflicts of laws principles.

     2.3. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties to this Agreement. Notwithstanding the foregoing, neither party shall assign this Agreement without the prior written consent of the other party, except that this Agreement may be assigned by either party without such prior written consent to any entity that acquires all or substantially all of its business, whether by merger, consolidation, sale of assets or other similar transaction.

     2.4. Entire Agreement. This Agreement and the Stock Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. The parties hereto hereby agree to maintain as confidential the existence and terms of this Agreement unless written consent is obtained by the other regarding the proposed disclosure. Notwithstanding the foregoing, should disclosure be otherwise required by law or by any regulatory agency, the parties hereby agree to cooperate in good faith to limit


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disclosure to a mutually agreeable extent and to obtain confidential treatment or a protective order.

     2.5. Notices, Etc. All notices and other communications required or permitted under this Agreement shall be in writing and may be delivered in person, by facsimile, overnight delivery service or registered or certified United States mail, addressed to the Company or the Purchaser, as the case may be, at their respective addresses set forth below, or at such other address as the Company or the Purchaser shall have furnished to the other party in writing:

     If to the Company:

          Triangle Pharmaceuticals, Inc.
          4 University Place
          4611 University Drive
          Durham, North Carolina 27707
          Telephone:  919-493-5980
          Facsimile:  919-493-5925
          Attention:  Andrew Finkle, Esq.

     Copy to:

          Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP 2500 First Union Capitol Center
          Raleigh, North Carolina 27602
          Telephone:  919-821-1220
          Facsimile:  919-821-6800
          Attention:  Gerald F. Roach, Esq.

     If to the Purchaser:

          Warburg Pincus Private Equity VIII, L.P.
          466 Lexington Avenue
          New York, New York 10017
          Telephone:  (212) 878-0600
          Facsimile:  (212) 878-9361
          Attention:  Mr. Jonathan Leff

     Copy to:

          Willkie Farr & Gallagher
          787 Seventh Avenue
          New York, New York  10019
          Telephone:  (212) 728-8230
          Facsimile:   (212) 728-8111
          Attention:   Peter H. Jakes, Esq.

     All notices and other communications shall be effective upon actual receipt thereof by the person to whom notice is directed.


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     2.6. Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     2.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     2.8. Expenses. Except as set forth in Section 2.11 hereof and in Section 17 of the Stock Purchase Agreement, the Company and Purchaser shall each bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby, including fees of legal counsel.

     2.9. No Third Party Rights. Except where expressly provided to the contrary, nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party of this Agreement.

     2.10. Federal Securities Law Changes. To the extent necessary to give effect to the agreements and understandings of the parties set forth in this Agreement, any reference in this Agreement to any forms, rules, regulations or procedures of the Securities and Exchange Commission or any provision of the Securities Act of 1933, as amended, or the Exchange Act existing as of the date of this Agreement shall be deemed to refer to any modifying, supplementing or succeeding rules, regulations, procedures or provisions as may exist from time to time after the date of this Agreement.

     2.11. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.


                         (signatures on following page)


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                  [signature page to the Standstill Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                        TRIANGLE PHARMACEUTICALS, INC.

                                        By:
                                            ------------------------------
                                            Name:  Chris A. Rallis
                                            Title: President and Chief Operating
                                                   Officer


                                        WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

                                        By: Warburg, Pincus & Co., its General
                                            Partner

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


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